EXHIBIT 23.1




                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Find/SVP, Inc. on Form S-8 of our reports dated April 4, 2003 (August 18, 2003 as to Note 18), (which express an unqualified opinion and include an explanatory paragraph relating to the revision described in Note 18) appearing in the Annual Report on Form 10-K/A of Find/SVP, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Stamford, Connecticut
December 5, 2003